Exhibit 99.1

For Immediate Release
August 3, 2005

Contact:
                  Willing L. Biddle, President
                  James R. Moore, CFO
                  Urstadt Biddle Properties, Inc.
                  (203) 863-8200



Urstadt Biddle Properties Acquires Limited Partner Interests in Arcadian Shopping Center in Ossining, New York



Greenwich, Connecticut, August 3, 2005 - Urstadt Biddle Properties Inc. (NYSE:
UBA and UBP) announced today that it has completed the acquisition of the limited partner interests in the entity that owns the Arcadian Shopping Center in Ossining New York. UBP was the sole general partner and now controls 100% of the property. The limited partner interests were acquired at a cost of $2.1 million. The Company utilized proceeds from its recent preferred stock sales to fund the purchases.

Commenting on the purchase of the limited partner interests, Willing L Biddle, President and COO commented "The purchase of the LP interests furthers our strategic goal to own our properties outright. Additionally, the purchase is an efficient use of our available cash."



UBP, a real estate investment trust headquartered in Greenwich, Connecticut, is engaged in the ownership, management, and acquisition of commercial properties, primarily community shopping centers. UBP owns 34 properties, containing more than 3.7 million square feet of space.
Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.